Exhibit 99.1

Investor Relations and Media Contact:
Berry Allen
(847) 653-7375

Taylor Capital Group Reports Net Income of

$15.6 Million for the Second Quarter of 2013

CHICAGO, IL - July 15, 2013 - Taylor Capital Group, Inc. (the “Company”) (NASDAQ: TAYC), the parent company of Cole Taylor Bank (the “Bank”), today reported results for the second quarter of 2013.

Net income for the quarter was $15.6 million, compared to $17.3 million for the first quarter of 2013. Net income applicable to common stockholders for the quarter was $11.8 million, or $0.39 per diluted share, compared to $13.6 million, or $0.44 per diluted share, for the first quarter of 2013.  Net income for the second quarter included a $5.4 million pre-tax ($3.2 million after-tax) expense for the early extinguishment of debt costs related to prepaying $37.5 million of 8% subordinated notes.  The following table compares selected financial information for the periods indicated:

(dollars in thousands, except per share data)	2Q 2013	2Q 2013 adjusted for early extinguishment of sub debt (a)	1Q 2013	2Q 2012
Net income	$15,617	$18,845	$17,257	$14,225
Net income applicable to common stockholders	$11,837	$15,065	$13,596	$12,477
Diluted income per common share	$0.39	$0.49	$0.44	$0.41
Return on average assets	1.09%	1.31%	1.22%	1.17%
Return on average common equity	12.66%	16.12%	14.82%	15.86%

(a) adjusted for $5.4 million early extinguishment of debt expense

“Our results for the second quarter of 2013 were outstanding and reflect sustained progress throughout the Bank,” said Mark A. Hoppe, President and Chief Executive Officer of the Company.  “Pre-tax, pre-provision operating earnings reached $31.1 million, up 6% from the prior quarter and up 24% from the prior-year period.  From a shareholder perspective, our return on average common equity this quarter, adjusted for the one-time cost of retiring the subordinated notes, of over 16% reflects the tremendous accomplishments we have achieved.  Commercial loans outstanding grew to over $3 billion, fueled by a more than 8% growth this quarter in Commercial and Industrial loans.  This growth is noteworthy as it was achieved across multiple lending units despite significant competition in the markets we serve, and, importantly, as we continue to report solid credit quality metrics.  Nonperforming loans declined this quarter, other real estate owned assets decreased to less than $20 million and the allowance as a percentage of nonperforming loans ratio increased to over 120%, all of which are reflective of our ongoing, dedicated effort to maintain strong credit standards.”

Hoppe continued, “Total mortgage banking revenue increased 20% to $38.5 million this quarter.  This accomplishment reflects the ability of our mortgage team to adapt to the significant interest rate volatility we saw this quarter.  Our second quarter results demonstrate the success of our diversified model and the significant opportunities for future growth.  We are extremely fortunate to have the right team in place to implement our strategy and achieve continuing strong results.”

SECOND QUARTER 2013 HIGHLIGHTS - COMPARISON TO FIRST QUARTER 2013

•      Revenue(1) was $87.2 million for the second quarter of 2013, up $6.8 million, or 8.4%, from the first quarter of 2013

•      Net interest margin on a tax equivalent basis declined by 4 basis points to 3.16% for the second quarter of 2013 from 3.20% for the first quarter of 2013

•      Mortgage banking revenue was $38.5 million for the second quarter of 2013, up $6.5 million, or 20.3%, from the first quarter of 2013

•      $37.5 million of 8% subordinated notes originally due in 2020 was prepaid in full which resulted in a non-recurring, pre-tax charge of $5.4 million associated with the unamortized discount, original issuance costs and prepayment premium

•      Total commercial loans grew $182.9 million, or 6.5%, from March 31, 2013

•      The Company completed the purchase of mortgage servicing rights as well as certain office space, furniture and equipment from Liberty Savings Bank, FSB of Wilmington, Ohio

•      The Company’s Tier I Risk Based Capital ratio was 13.96%, while its Total Risk Based Capital ratio was 15.22% and its Tier I Capital to Average Assets leverage ratio was 10.87% as of June 30, 2013

•      Return on Average Common Equity was 12.66% for the second quarter of 2013

Credit quality indicators as compared to the first quarter of 2013

•      Nonperforming loans were $69.5 million and 2.11% of total loans at June 30, 2013, down from $71.4 million and 2.22% of total loans at March 31, 2013

•      At June 30, 2013, commercial criticized and classified loans(2) totaled $134.2 million, down from $138.5 million at March 31, 2013

•      The allowance for loan losses as a percent of nonperforming loans was 120.19% at June 30, 2013, compared to 115.05% at March 31, 2013

•      Credit costs(3) were a negative $498,000 for the second quarter of 2013, down from $859,000 for the first quarter of 2013

SECOND QUARTER 2013 - COMPARISON TO SECOND QUARTER 2012

•      Revenue increased to $87.2 million for the second quarter of 2013, up $21.9 million, or 33.6%, from the second quarter of 2012

•      Pre-tax, pre-provision operating earnings(4) increased to $31.1 million for the second quarter of 2013, up $6.0 million, or 24.0%, as compared to the second quarter of 2012

•      Total commercial loans increased to $3.00 billion at June 30, 2013, up $397.6 million, or 15.3%, from June 30, 2012

•      Core deposits grew to $2.83 billion at June 30, 2013, up $764.3 million, or 37.1%, from June 30, 2012

•      Mortgage origination volume was $1.87 billion for the second quarter of 2013, up $914 million, or 95.2%, from the second quarter of 2012

•      At June 30, 2013, commercial criticized and classified loans(2) totaled $134.2 million, down from $139.9 million at June 30, 2012

•      Return on Average Common Equity was 12.66% for the second quarter of 2013 as compared to 15.86% for the second quarter of 2012

SECOND QUARTER 2013 PERFORMANCE OVERVIEW

Results of Operations - Comparisons to First Quarter 2013

Net income for the second quarter of 2013 was $15.6 million, compared to $17.3 million for the first quarter of 2013, a decrease of 9.8%.  Net income applicable to common stockholders for the second quarter of 2013 was $11.8 million, compared to $13.6 million for the first quarter of 2013.

Income before income taxes was $26.2 million for the second quarter of 2013, compared to $28.3 million for the first quarter of 2013, a decrease of 7.4%.  The decrease was primarily due to the $5.4 million of early extinguishment of debt cost this quarter.

Pre-tax, pre-provision operating earnings totaled $31.1 million for the second quarter of 2013, compared to $29.2 million for the first quarter of 2013, an increase of 6.5%.

Revenue

Revenue totaled $87.2 million for the second quarter of 2013, compared to $80.4 million for the first quarter of 2013, an increase of 8.5%.

Net interest income was $41.1 million for the second quarter of 2013, as compared to $40.7 million for the first quarter of 2013.  The overall tax equivalent net interest margin was down 4 basis points, from 3.20% for the first quarter of 2013 to 3.16% for the second quarter of 2013, primarily as a result of a 10 basis point decrease in the yield on commercial loans to 3.96%, which was partially offset by a 7 basis point decrease in the cost of interest bearing liabilities to 0.71%.

Noninterest income, excluding investment security gains and losses, was $46.1 million for the second quarter of 2013, compared to $39.7 million for the first quarter of 2013, an increase of 16.1%.  The increase was primarily due to an increase in mortgage banking revenue comprised of a $2.9 million increase in origination revenue and a $3.6 million increase in mortgage servicing revenue.  The increase in mortgage origination revenue was primarily the result of a favorable shift in the mix of loans originated along with an increase in the servicing value of loans self-originated, partially offset by a 2.0% decline in mortgage origination volume in the second quarter.  The increase in mortgage servicing revenue was the result of growth in the mortgage servicing rights (“MSR”) portfolio from both purchased as well as self-originated MSR. In addition, mortgage servicing revenue increased due to growth in the fair market value of the MSR asset, net of hedging, as a result of the increase in interest rates this quarter.

Noninterest Expense

Noninterest expense, excluding nonperforming asset expense and early extinguishment of debt expense, was $56.1 million for the second quarter of 2013, compared to $51.2 million for the first quarter of 2013.  The increase of $4.9 million, or 9.6%, was primarily the result of a $3.3 million increase in performance-based incentives as a result of improved performance, as well as an increase in salary cost related to an increase in the total number of employees at Cole Taylor Mortgage.

Results of Operations - Comparisons to Second Quarter 2012

Net income for the second quarter of 2013 was $15.6 million, compared to $14.2 million for the second quarter of 2012, an increase of 9.9%.  Net income applicable to common stockholders for the second quarter of 2013 was $11.8 million, compared to $12.5 million for the second quarter of 2012.

Income before income taxes was $26.2 million for the second quarter of 2013, compared to $24.2 million for the second quarter of 2012, an increase of 8.3%.

Pre-tax, pre-provision operating earnings totaled $31.1 million for the second quarter of 2013, as compared to $25.1 million in the second quarter of 2012, an increase of 23.9%.

Revenue

Revenue totaled $87.2 million for the second quarter of 2013, compared to $65.2 million in the second quarter of 2012, an increase of 33.7%.

Net interest income was $41.1 million for the second quarter of 2013, compared to $36.4 million for the second quarter of 2012, an increase of 12.9%.  The increase was primarily due to growth in loan balances, the repayment of the Bank’s $60 million of 10% subordinated notes in the third quarter of 2012 and lower deposit funding costs.

Noninterest income, excluding investment security gains and losses, was $46.1 million for the second quarter of 2013, compared to $28.9 million for the second quarter of 2012, an increase of 59.5%.  The increase was primarily due to a $15.5 million increase in mortgage banking revenue.  The increase in mortgage banking revenue was in both originations and servicing.  Mortgage loan origination income increased $8.9 million between the periods as mortgage loan origination volume increased 95.2% to $1.87 billion.  Net mortgage servicing revenue increased 259.1% to $9.2 million in the period as the mortgage servicing book more than doubled.

Noninterest Expense

Noninterest expense, excluding nonperforming asset expense and early extinguishment of debt expense, was $56.1 million for the second quarter of 2013, compared to $40.2 million in the second quarter of 2012, an increase of 39.6%.  The increase of $15.9 million is primarily due to a $9.0 million increase in salaries and employee benefits due to growth in the number of employees, as well as volume-related loan and outside service expenses as a result of increased expenses resulting from increased loan origination volumes and servicing at Cole Taylor Mortgage.

Credit Quality

Loan Portfolio Performance and Credit Quality

Total commercial criticized and classified loans were $134.2 million at June 30, 2013, down from $138.5 million at March 31, 2013 and $139.9 million at June 30, 2012.

Nonperforming loans were $69.5 million at June 30, 2013, down from $71.4 million at March 31, 2013, and $74.1 million at June 30, 2012.  The overall decrease in nonperforming loans is reflective of the continued focus to strengthen credit quality combined with an active resolution process.

Other real estate owned (“OREO”) and repossessed assets were $19.8 million at June 30, 2013, down from $27.2 million at March 31, 2013 and $32.6 million at June 30, 2012.  The decrease in OREO assets compared to the prior quarter was primarily due to sales.

Total nonperforming assets were $89.3 million at June 30, 2013, down from $98.6 million at March 31, 2013 and $106.7 million at June 30, 2012.  Nonperforming assets to total assets were 1.51% at June 30, 2013, compared to 1.71% at March 31, 2013 and 2.22% at June 30, 2012.

Allowance and Provision for Loan Losses

The allowance for loan losses was $83.6 million at June 30, 2013 compared to $82.2 million at March 31, 2013 and $87.0 million at June 30, 2012.  The allowance for loan losses as a percent of nonperforming loans was 120.19% at June 30, 2013, as compared to 115.05% at March 31, 2013 and 117.39% at June 30, 2012.

The provision for loan losses was $700,000 for the second quarter of 2013, compared to $300,000 for the first quarter of 2013 and $100,000 in the second quarter of 2012.  The $400,000 increase this quarter in the loan loss provision reflected an increase in the specific reserve and growth in the loan portfolio, partially offset by net recoveries during the second quarter of 2013.

Balance Sheet

Assets

Total assets at June 30, 2013 were $5.90 billion, compared to $5.77 billion at March 31, 2013.

Investment securities were $1.43 billion at June 30, 2013, flat to $1.43 billion at March 31, 2013.  While the overall portfolio was essentially unchanged, there was an increase in certain tax exempt investment securities with attractive tax equivalent yields, partially offset by a reduction in the unrealized gain position of the available for sale investment securities portfolio due to an increase in interest rates this quarter.

Loans held for sale were $693.9 million at June 30, 2013, an increase of 3.7% from March 31, 2013.  The increase was primarily the result of the transfer of $113.3 million of the residential jumbo mortgages from the portfolio held for investment to loans held for sale partially offset by the timing of mortgage loan sales.

Net loans at June 30, 2013 were $3.22 billion, up $78.3 million from $3.14 billion at March 31, 2013.  Commercial and Industrial loans were $1.71 billion at June 30, 2013, an increase of 8.3% from $1.58 billion at March 31, 2013.  Our Chicago-based middle market lending, asset based lending and equipment financing groups all contributed significantly to this increase.  Commercial real estate secured loans were $1.04 billion at June 30, 2013, an increase of 2.3% from March 31, 2013.  Consumer loans were $311.1 million at June 30, 2013, down $100.8 million from March 31, 2013 as a portion of this portfolio was transferred to loans held for sale.

Mortgage servicing rights increased $39.2 million in the second quarter to $145.7 million as of June 30, 2013.  The unpaid principal balance of loans serviced was $12.7 billion as of June 30, 2013, up 21.0% from March 31, 2013.  As part of our strategy to diversify the revenue streams of Cole Taylor Mortgage, we continue to invest in mortgage servicing and to retain servicing of most mortgage loans we originate.  The increase also reflects the purchase of $5.6 million of MSR related to approximately 4,600 loans as part of the Liberty transaction as well as an increase in the value of the asset due to a rise in rates.

Liabilities and Stockholders’ Equity

Total liabilities at June 30, 2013 were $5.34 billion, as compared to $5.20 billion at March 31, 2013.

Total deposits were $3.69 billion at June 30, 2013, compared to $3.79 billion at March 31, 2013.  The decrease was largely due to an expected decline in consumer demand deposit account balances, partially offset by on-going deposit raising efforts.

Average total deposits for the second quarter of 2013 decreased to $3.69 billion from $3.76 billion in the first quarter of 2013, primarily due to the previously mentioned decrease in noninterest-bearing deposit balances.

Short term borrowings increased $292.3 million in the second quarter to $1.43 billion as of June 30, 2013, due to increased funding needs, primarily as a result of a commercial loan growth.

Subordinated notes decreased $33.5 million due to the full repayment of the 8% subordinated notes originally due in 2020.

Total stockholders’ equity decreased from $573.3 million at March 31, 2013 to $560.3 million at June 30, 2013, primarily due to a $25.8 million decrease in accumulated other comprehensive income resulting from a reduction in the unrealized gain on available for sale securities due to an increase in interest rates this quarter. This decline was partially offset by retaining the net income available to common stockholders earned in the second quarter of 2013.

Capital

At June 30, 2013, the Company’s Tier I Risk Based Capital ratio was 13.96%, while its Total Risk Based Capital ratio was 15.22% and its Tier I Capital to Average Assets leverage ratio was 10.87%.

Each of these Company ratios exceeded the regulatory requirements for well-capitalized banks of 6.00% for the Tier I Risk Based Capital ratio, 10.00% for the Total Risk Based Capital ratio and 5.00% for the Tier I Capital to Average Assets leverage ratio.

Conference Call

A conference call hosted by Taylor Capital Group President & CEO Mark A. Hoppe will be held on Monday, July 15, 2013 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Investors, news media and others may access the call by telephone at 866-515-2915 and entering the passcode 95046331.  Participants are encouraged to dial into the call approximately 10 minutes prior to the start time.

This call is being webcast and the investor slides can be accessed via a live Internet broadcast at http://www.taylorcapitalgroup.com.

A replay of the conference call will be made available after approximately 11:00 a.m. Central Time on July 15, 2013 through August 15, 2013 by telephone by dialing 888-286-8010 and entering the passcode 12001306.

Accompanying Financial Statements and Tables

This press release is accompanied by the following unaudited financial information:

•      Condensed Consolidated Balance Sheets

•      Consolidated Statements of Income

•      Summary of Key Quarterly Financial Data

•      Summary of Key Year-to-Date Financial Data

•      Summary of Key Period-End Financial Data

•      Composition of Loan Portfolio

•      Credit Quality

•      Loan Portfolio Aging

•      Funding Liabilities

•      Reconciliation of U.S. GAAP Financial Measures

About Taylor Capital Group, Inc. (NASDAQ: TAYC)

Taylor Capital Group, Inc. is the holding company of Cole Taylor Bank, a commercial bank headquartered in Chicago with assets of $5.9 billion as of June 30, 2013. Cole Taylor specializes in serving the banking needs of closely held businesses and the people who own and manage them. With its national businesses, the Bank also provides asset-based lending, residential mortgage lending and commercial equipment leasing through a growing network of offices throughout the United States. Cole Taylor is a member of the FDIC and is an Equal Housing Lender.

Endnotes:

(1) Revenue is defined as net interest income plus noninterest income less investment securities gains and losses and impairment of investment securities.

(2) Commercial criticized and classified loans are defined as special mention, substandard, and nonaccrual loans in commercial and industrial, commercial real estate, residential construction and land, and commercial construction and land, excluding consumer loans.

(3) Credit costs are defined as provision for loan losses plus nonperforming asset expense.

(4) Schedules reconciling earnings in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to the non-GAAP measurement of revenue and pre-tax, pre-provision operating earnings are provided in the attached tables.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “might”, “contemplate”, “plan”, “predict”, “potential”, “should”, “will,” “expect,” “anticipate,” “believe,” “intend,” “could” and “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2013 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.

These risks, uncertainties and other factors include, without limitation:

•      We may be materially and adversely affected by the highly regulated environment in which we operate.

•      Increasing dependence on our mortgage business may increase volatility in our consolidated revenues and earnings, and our residential mortgage lending profitability could be significantly reduced if we are not able to originate and sell mortgage loans at profitable margins.

•      Changes in interest rates may change the value of our mortgage servicing rights (“MSRs”) portfolio, which may increase the volatility of our earnings.

•      Certain hedging strategies that we use to manage investment in MSRs, mortgage loans held for sale and interest rate lock commitments may be ineffective to offset any adverse changes in the fair value of these assets due to changes in interest rates and market liquidity.

•      Our mortgage loan repurchase reserve for losses could be insufficient.

•      A significant increase in certain loan balances associated with our mortgage business may result in liquidity risk related to the funding of these loans.

•      We are subject to interest rate risk, including interest rate fluctuations that could have a material adverse effect on us.

•      Competition from financial institutions and other financial services providers may adversely affect our growth and profitability and have a material adverse effect on us.

•      Our business is subject to the conditions of the economies in which we operate and continued weakness in those economies and the real estate markets may materially and adversely affect us.

•      Our business is subject to domestic and, to a lesser extent, international economic conditions and other factors, many of which are beyond our control and could materially and adversely affect us.

•      The preparation of our consolidated financial statements requires us to make estimates and judgments, including the use of models, which are subject to an inherent degree of uncertainty and which may differ from actual results.

•      We must manage credit risk and, if we are unable to do so, our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio, which could have a material adverse effect on us.

•      We may not be able to access sufficient and cost-effective sources of liquidity.

•      We are subject to liquidity risk, including unanticipated deposit volatility.

•      The repeal of federal prohibitions on payment of interest on business demand deposits could increase our interest expense and have a material adverse effect on us.

•      Changes in certain ratings related to us or our credit could increase our financing costs or make it more difficult for us to obtain funding or capital on commercially acceptable terms.

•      As a bank holding company, our sources of funds are limited.

•      We are subject to certain operational risks, including, but not limited to, data processing system failures and errors and customer or employee fraud. Our controls and procedures may fail or be circumvented.

•      We are dependent on outside third parties for processing and handling of our records and data.

•      System failure or breaches of our network security, including with respect to our internet banking activities, could subject us to increased operating costs as well as litigation and other liabilities.

•      We have counterparty risk and therefore we may be materially and adversely affected by the soundness of other financial institutions.

•      We are subject to lending concentration risks.

•      We are subject to mortgage asset concentration risks.

•      Our business strategy is dependent on our continued ability to attract, develop and retain highly qualified and experienced personnel in senior management and customer relationship positions.

•      Our reputation could be damaged by negative publicity.

•      New lines of business, new products and services or new customer relationships may subject us to certain additional risks.

•      We may experience difficulties in managing our future growth.

•      We and our subsidiaries are subject to changes in federal and state tax laws and changes in interpretation of existing laws.

•      Regulatory requirements, including rules jointly proposed (and subsequently indefinitely delayed) by the U.S. federal bank regulatory agencies to implement Basel III, growth plans or operating results may require us to raise additional capital, which may not be available on favorable terms or at all.

•      We have not paid a dividend on our common stock since the second quarter of 2008. In addition, regulatory restrictions and liquidity constraints at the holding company level could impair our ability to make distributions on our outstanding securities.

For further information about these and other risks, uncertainties and factors, please review the disclosure included in the section captioned “Risk Factors” in our December 31, 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 8, 2013, as updated by our quarterly reports on Form 10-Q, Current Reports on Form 8-K and other filings we have made with the SEC. You should not place undue reliance on any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements or risk factors, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(Unaudited)	(Unaudited)
	June 30, 2013	March 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$97,832	$135,880	$166,385
Investment securities	1,434,326	1,429,971	1,267,757
Loans held for sale	693,937	668,937	938,379
Loans, net of allowance for loan losses of $83,576 at June 30, 2013, $82,150 at March 31, 2013 and $82,191 at December 31, 2012	3,218,972	3,140,644	3,086,112
Premises, leasehold improvements and equipment, net	23,941	19,193	16,062
Investment in Federal Home Loan Bank and Federal Reserve Bank stock	79,726	64,976	74,950
Mortgage servicing rights	145,729	106,576	78,917
Other real estate and repossessed assets, net	19,794	27,218	24,259
Other assets	187,113	177,037	149,589
Total assets	$5,901,370	$5,770,432	$5,802,410

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$1,138,839	$1,326,483	$1,179,724
Interest-bearing	2,553,587	2,467,911	2,348,618
Total deposits	3,692,426	3,794,394	3,528,342
Accrued interest, taxes and other liabilities	133,208	146,053	131,473
Short-term borrowings	1,428,855	1,136,586	1,463,019
Long-term borrowings	—	—	—
Junior subordinated debentures	86,607	86,607	86,607
Subordinated notes, net	—	33,460	33,366
Total liabilities	5,341,096	5,197,100	5,242,807

Stockholders’ equity:
Preferred stock, Series A	100,000	100,000	100,000
Preferred stock, Series B	104,745	104,275	103,813
Nonvoting preferred stock	13	13	13
Common stock	305	304	302
Surplus	416,420	415,975	412,391
Accumulated deficit	(38,104)	(49,941)	(63,537)
Accumulated other comprehensive income, net	6,480	32,291	36,206
Treasury stock	(29,585)	(29,585)	(29,585)
Total stockholders’ equity	560,274	573,332	559,603
Total liabilities and stockholders’ equity	$5,901,370	$5,770,432	$5,802,410

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(dollars in thousands, except per share data)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Interest income:
Interest and fees on loans	$37,499	$37,629	$35,422	$75,128	$70,705
Interest and dividends on investment securities:
Taxable	8,398	8,617	9,889	17,015	20,207
Tax-exempt	2,077	1,427	691	3,504	1,354
Interest on cash equivalents	1	1	3	2	6
Total interest income	47,975	47,674	46,005	95,649	92,272

Interest expense:
Deposits	4,213	4,264	4,938	8,477	10,349
Short-term borrowings	473	420	629	893	1,192
Long-term borrowings	—	—	69	—	569
Junior subordinated debentures	1,444	1,443	1,464	2,887	2,936
Subordinated notes	763	864	2,527	1,627	5,046
Total interest expense	6,893	6,991	9,627	13,884	20,092

Net interest income	41,082	40,683	36,378	81,765	72,180
Provision for loan losses	700	300	100	1,000	7,450
Net interest income after provision for loan losses	40,382	40,383	36,278	80,765	64,730

Noninterest income:
Service charges	3,505	3,491	3,355	6,996	6,646
Mortgage banking revenue	38,533	32,030	23,014	70,563	40,544
Gain on sales of investment securities	6	1	3,020	7	3,976
Other derivative income	1,704	1,560	815	3,264	1,376
Other noninterest income	2,353	2,637	1,685	4,990	3,293
Total noninterest income	46,101	39,719	31,889	85,820	55,835

Noninterest expense:
Salaries and employee benefits	37,322	34,028	28,278	71,350	51,915
Occupancy of premises, furniture and equipment	3,519	3,305	2,922	6,824	5,712
Nonperforming asset expense	(1,198)	559	828	(639)	1,522
Early extinguishment of debt	5,380	—	2,987	5,380	3,988
FDIC assessment	1,759	2,024	1,497	3,783	3,199
Legal fees, net	1,117	858	757	1,975	1,613
Loan expense, net	2,895	2,371	1,425	5,266	2,543
Outside services	2,818	2,496	708	5,314	1,287
Other noninterest expense	6,659	6,114	4,584	12,773	8,775
Total noninterest expense	60,271	51,755	43,986	112,026	80,554

Income before income taxes	26,212	28,347	24,181	54,559	40,011
Income tax expense	10,595	11,090	9,956	21,685	16,317
Net income	15,617	17,257	14,225	32,874	23,694
Preferred dividends and discounts	(3,780)	(3,661)	(1,748)	(7,441)	(3,490)
Net income applicable to common stockholders	$11,837	$13,596	$12,477	$25,433	$20,204

Basic income per common share	$0.39	$0.45	$0.42	$0.84	$0.68
Diluted income per common share	0.39	0.44	0.41	0.83	0.66
Weighted-average common shares outstanding	28,687,406	28,595,562	28,158,304	28,641,738	28,114,855
Weighted-average diluted common shares outstanding	28,995,753	28,961,395	29,094,079	28,977,242	28,870,106

SUMMARY OF KEY QUARTERLY FINANCIAL DATA

(dollars in thousands)

Unaudited

	2013		2012
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Condensed Income Data:
Net interest income	$41,082	$40,683	$40,510	$37,196	$36,378
Provision for loan losses	700	300	1,200	900	100
Total noninterest income	46,101	39,719	51,962	47,250	31,889
Total noninterest expense	60,271	51,755	55,284	55,899	43,986
Income before income taxes	26,212	28,347	35,988	27,647	24,181
Income tax expense	10,595	11,090	14,530	10,898	9,956
Net income	15,617	17,257	21,458	16,749	14,225
Preferred dividends and discounts	(3,780)	(3,661)	(1,765)	(1,757)	(1,748)
Net income applicable to common stockholders	$11,837	$13,596	$19,693	$14,992	$12,477

Non-GAAP Measures of Performance: (1)
Revenue	$87,177	$80,401	$90,984	$84,446	$65,247
Pre-tax, pre-provision operating earnings	31,088	29,205	38,579	32,830	25,076

Per Share Data:
Basic income per common share	$0.39	$0.45	$0.66	$0.50	$0.42
Diluted income per common share	0.39	0.44	0.65	0.49	0.41
Tangible book value per common share	12.22	12.69	12.36	11.97	11.66
Weighted average common shares-basic	28,687,406	28,595,562	28,515,040	28,430,871	28,158,304
Weighted average common shares-diluted	28,995,753	28,961,395	28,895,719	28,931,931	29,094,079
Common shares outstanding-end of period	29,098,639	29,088,735	28,792,042	28,756,717	28,602,394

Performance Ratios (annualized):
Return on average assets	1.09%	1.22%	1.59%	1.33%	1.17%
Return on average common equity	12.66%	14.82%	22.40%	17.62%	15.86%
Efficiency ratio (2)	69.14%	64.37%	60.76%	66.19%	67.41%

Average Balance Sheet Data: (3)
Total assets	$5,747,219	$5,642,192	$5,389,566	$5,026,706	$4,867,810
Investments	1,472,316	1,360,213	1,213,422	1,230,953	1,292,129
Cash equivalents	237	555	985	304	709
Loans held for sale	634,327	691,134	663,759	424,508	324,245
Loans	3,254,918	3,177,615	3,090,019	2,997,346	2,947,156
Total interest-earning assets	5,361,798	5,229,517	4,968,185	4,653,111	4,564,239
Interest-bearing deposits	2,494,537	2,424,772	2,282,290	2,193,790	2,260,395
Borrowings	1,397,300	1,219,977	1,241,905	1,224,884	1,214,391
Total interest-bearing liabilities	3,891,837	3,644,749	3,524,195	3,418,674	3,474,786
Noninterest-bearing deposits	1,195,709	1,333,958	1,257,811	1,081,568	892,945
Total stockholders’ equity	578,142	570,652	500,727	441,133	417,261

Tax Equivalent Net Interest Margin:
Net interest income as stated	$41,082	$40,683	$40,510	$37,196	$36,378
Add: Tax equivalent adjust. - investment (4)	1,119	769	545	395	372
Tax equivalent adjust. - loans (4)	29	29	30	30	32
Tax equivalent net interest income	$42,230	$41,481	$41,085	$37,621	$36,782
Net interest margin without tax adjust. (5)	3.07%	3.14%	3.25%	3.19%	3.20%
Net interest margin - tax equivalent (4) (5)	3.16%	3.20%	3.30%	3.22%	3.24%
Yield on earning assets without tax adjust. (5)	3.59%	3.68%	3.83%	3.96%	4.05%
Yield on earning assets - tax equivalent (4) (5)	3.67%	3.74%	3.87%	3.99%	4.08%
Yield on interest-bearing liabilities (5)	0.71%	0.78%	0.81%	1.05%	1.11%
Net interest spread without tax adjust. (5)	2.88%	2.90%	3.02%	2.91%	2.93%
Net interest spread - tax equivalent (4) (5)	2.96%	2.96%	3.06%	2.95%	2.97%

Footnotes:

(1)                                 Refer to Reconciliation of U.S. GAAP Financial Measures for a reconciliation to GAAP.

(2)                                 Efficiency ratio is determined by dividing noninterest expense by an amount equal to net interest income plus noninterest income, adjusted for gains or losses from investment securities.

(3)                                 Average balances are daily averages.

(4)                                 Adjustment reflects tax-exempt interest income on an equivalent before-tax basis assuming a tax rate of 35.0%

(5)                                 During the second quarter 2013, the Company revised its methodology for calculating these metrics to exclude the valuation adjustment on mortgages held at fair value.  Prior period ratios have been adjusted to reflect this change.

SUMARY OF KEY YEAR-TO-DATE FINANCIAL DATA

(dollars in thousands)

Unaudited

	For the Six Months Ended June 30,
	2013	2012
Condensed Income Data:
Net interest income	$81,765	$72,180
Provision for loan losses	1,000	7,450
Total noninterest income	85,820	55,835
Total noninterest expense	112,026	80,554
Income before income taxes	54,559	40,011
Income tax expense	21,685	16,317
Net income	32,874	23,694
Preferred dividends and discounts	(7,441)	(3,490)
Net income applicable to common stockholders	$25,433	$20,204

Non-GAAP Measures of Performance: (1)
Revenue	$167,578	$124,164
Pre-tax, pre-provision operating earnings	60,293	49,120

Per Share Data:
Basic income per common share	$0.84	$0.68
Diluted income per common share	0.83	0.66
Tangible book value per common share	12.22	11.66
Weighted average common shares-basic	28,641,738	28,114,855
Weighted average common shares-diluted	28,977,242	28,870,106
Common shares outstanding-end of period	29,098,639	28,602,395

Performance Ratios (Annualized):
Return on average assets	1.15%	0.99%
Return on average common equity	13.73%	11.50%
Efficiency ratio (2)	66.85%	64.88%

Average Balance Sheet Data: (3)
Total assets	$5,694,995	$4,763,916
Investments	1,416,575	1,286,787
Cash equivalents	395	835
Loans held for sale	662,573	257,878
Loans	3,216,480	2,942,162
Total interest-earning assets	5,296,023	4,487,662
Interest-bearing deposits	2,459,847	2,273,344
Borrowings	1,309,129	1,182,815
Total interest-bearing liabilities	3,768,976	3,456,159
Noninterest-bearing deposits	1,264,451	823,470
Total stockholders’ equity	574,418	411,910

Tax Equivalent Net Interest Margin:
Net interest income as stated	$81,765	$72,180
Add: Tax equivalent adjust. - investment (4)	1,888	729
Tax equivalent adjust. - loans (4)	58	64
Tax equivalent net interest income	$83,711	$72,973
Net interest margin without tax adjust. (5)	3.10%	3.23%
Net interest margin - tax equivalent (4) (5)	3.18%	3.26%
Yield on earning assets without tax adjust. (5)	3.63%	4.13%
Yield on earning assets - tax equivalent (4) (5)	3.70%	4.16%
Yield on interest-bearing liabilities (5)	0.74%	1.17%
Net interest spread - without tax adjust. (5)	2.89%	2.96%
Net interest spread - tax equivalent (4) (5)	2.96%	2.99%

Footnotes:

(1)                                 Refer to Reconciliation of U.S. GAAP Financial Measures for a reconciliation to GAAP.

(2)                                Efficiency ratio is determined by dividing noninterest expense by an amount equal to net interest income plus noninterest income, adjusted for gains or losses from investment securities.

(3)                                 Average balances are daily averages.

(4)                                 Adjustment reflects tax-exempt interest income on an equivalent before-tax basis assuming a tax rate of 35.0%

(5)                                 During the second quarter 2013, the Company revised its methodology for calculating these metrics to exclude the valuation adjustment on mortgages held at fair value.  Prior period ratios have been adjusted to reflect this change.

SUMMARY OF KEY PERIOD-END FINANCIAL DATA

(dollars in thousands)

Unaudited

	June 30, 2013	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012
Condensed Balance Sheet Data:
Investment securities	$1,434,326	$1,429,971	$1,267,757	$1,212,139	$1,240,405
Loans held for sale	693,937	668,937	938,379	422,621	255,693
Loans	3,302,548	3,222,794	3,168,303	3,085,693	2,981,827
Allowance for loan losses	83,576	82,150	82,191	79,667	86,992
Total assets	5,901,370	5,770,432	5,802,410	5,136,975	4,797,101
Total deposits	3,692,426	3,794,394	3,528,342	3,558,682	3,184,610
Total borrowings	1,515,462	1,256,653	1,582,992	1,010,315	1,097,836
Total stockholders’ equity	560,274	573,332	559,603	447,574	436,408

Asset Quality Ratios:
Nonperforming loans	$69,539	$71,404	$59,537	$62,096	$74,104
Nonperforming assets	89,333	98,622	83,796	90,955	106,731
Allowance for loan losses to total loans (excluding loans held for sale)	2.53%	2.55%	2.59%	2.58%	2.92%
Allowance for loan losses to nonperforming loans	120.19%	115.05%	138.05%	128.30%	117.39%
Nonperforming assets to total loans plus repossessed property (1)	2.69%	3.03%	2.62%	2.92%	3.54%

Capital Resources (Taylor Capital Group, Inc.):
Total Capital (to Risk Weighted Assets)	15.22%	16.50%	16.27%	14.41%	16.03%
Tier I Capital (to Risk Weighted Assets)	13.96%	14.45%	14.21%	12.29%	12.59%
Leverage (to average assets)	10.87%	10.91%	11.14%	9.43%	9.41%
Total Capital	$679,379	$701,381	$685,998	$553,977	$579,618
Tier I Capital	623,221	614,382	599,504	472,221	455,144

(1)   During the fourth quarter of 2012, the Company revised its methodology for calculating this metric to exclude loans held for sale from total loans.  Prior period ratios have been adjusted to reflect this change.

COMPOSITION OF LOAN PORTFOLIO (unaudited)

(dollars in thousands)

The following table presents the composition of the Company’s loan portfolio as of the dates indicated:

	June 30, 2013		March 31, 2013		December 31, 2012
Loans	Balance	Percent of Gross Loans	Balance	Percent of Gross Loans	Balance	Percent of Gross Loans
Commercial and industrial	$1,707,502	51.6%	$1,577,241	48.8%	$1,590,587	50.1%
Commercial real estate secured	1,036,303	31.3	1,013,252	31.4	965,978	30.4
Residential construction and land	42,606	1.3	40,620	1.3	45,903	1.5
Commercial construction and land	119,839	3.6	121,212	3.7	103,715	3.3
Lease receivables	93,999	2.8	65,028	2.0	50,803	1.6
Total commercial loans	3,000,249	90.6	2,817,353	87.2	2,756,986	86.9
Consumer	311,115	9.4	411,905	12.8	416,635	13.1
Gross loans	3,311,364	100.0%	3,229,258	100.0%	3,173,621	100.0%
Less: Unearned discount	(8,816)		(6,464)		(5,318)
Total loans	3,302,548		3,222,794		3,168,303
Less: Loan loss allowance	(83,576)		(82,150)		(82,191)
Net loans	$3,218,972		$3,140,644		$3,086,112

Loans Held for Sale	$693,937		$668,937		$938,379

The following table provides details of the Company’s commercial real estate portfolio:

	June 30, 2013		March 31, 2013		December 31, 2012
Commercial real estate secured:	Balance	Percent of Total	Balance	Percent of Total	Balance	Percent of Total
Commercial non-owner occupied:
Retail strip centers or malls	$105,305	10.2%	$107,861	10.7%	$109,266	11.3%
Office/mixed use property	110,174	10.6	124,542	12.3	113,216	11.7
Commercial properties	99,855	9.6	107,642	10.6	111,852	11.6
Specialized — other	73,133	7.1	70,271	6.9	69,827	7.2
Other commercial properties	24,806	2.4	27,140	2.7	28,870	3.0
Farmland	2,314	0.2	—	—	—	—
Subtotal commercial non-owner occupied	415,587	40.1	437,456	43.2	433,031	44.8
Commercial owner-occupied	498,057	48.1	463,166	45.7	425,723	44.1
Multi-family properties	122,659	11.8	112,630	11.1	107,224	11.1
Total commercial real estate secured	$1,036,303	100.0%	$1,013,252	100.0%	$965,978	100.0%

CREDIT QUALITY (unaudited)

(dollars in thousands)

	At or for the Three Months Ended
	June 30, 2013	March 31, 2013	Dec. 31, 2012
Nonperforming Assets:
Loans contractually past due 90 days or more but still accruing interest	$—	$—	$—
Nonaccrual loans:
Commercial and industrial	16,577	16,010	16,705
Commercial real estate secured	20,900	23,096	14,530
Residential construction and land	—	742	4,495
Commercial construction and land	26,272	26,375	15,220
Consumer	5,790	5,181	8,587
Total nonaccrual loans	69,539	71,404	59,537
Total nonperforming loans	69,539	71,404	59,537
Other real estate owned and repossessed assets	19,794	27,218	24,259
Total nonperforming assets	$89,333	$98,622	$83,796

Other Credit Quality Information:
Commercial criticized and classified loans (1)
Special mention	$43,938	$49,644	$58,025
Substandard	26,514	22,649	22,608
Nonaccrual	63,749	66,223	50,950
Total commercial criticized and classified loans	$134,201	$138,516	$131,583
Loans contractually past due 30 — 89 days and still accruing	$4,522	$4,293	$6,111
Performing restructured loans	21,928	22,739	17,456
Recorded balance of impaired loans	86,700	90,113	70,343
Allowance for loan losses related to impaired loans	16,330	13,670	12,057

Allowance for Loan Losses Summary:
Allowance at beginning of period	$82,150	$82,191	$79,667
(Charge-offs), net of recoveries:
Commercial and commercial real estate	870	114	1,793
Real estate — construction and land	48	174	125
Consumer	(192)	(629)	(594)
Total net (charge-offs) recoveries	726	(341)	1,324
Provision for loan losses	700	300	1,200
Allowance at end of period	$83,576	$82,150	$82,191

Key Credit Ratios:
Nonperforming loans to total loans (2)	2.11%	2.22%	1.88%
Nonperforming assets to total loans plus repossessed property (2)	2.69%	3.03%	2.62%
Nonperforming assets to total assets	1.51%	1.71%	1.44%
Annualized net charge-offs (recoveries) to average total loans (2)	(0.02)%	0.04%	(0.17)%
Allowance to total loans at end of period (excluding loans held for sale)	2.53%	2.55%	2.59%
Allowance to nonperforming loans	120.19%	115.05%	138.05%
30 — 89 days past due to total loans (2)	0.14%	0.13%	0.19%

(1)                                 Commercial criticized and classified loans excludes consumer loans.

(2)                                 During the fourth quarter 2012, the Company revised its methodology for calculating these metrics to exclude loans held for sale from total loans.  Prior period ratios have been adjusted to reflect this change.

LOAN PORTFOLIO AGING (unaudited)

(dollars in thousands)

	As of June 30, 2013
	30-89 Days Past Due	>90 Days Past Due and Still Accruing	Nonaccrual	Current	Total Loans	% of Total Loans	Allowance for Loan Loss Allocation
Commercial and industrial	$—	$—	$16,577	$1,690,925	$1,707,502	52%	$36,003

Commercial real estate secured:
Commercial non-owner occupied:
Retail strip centers or malls	—	—	15,925	89,380	105,305	3%	3,716
Office/mixed use property	—	—	1,325	108,849	110,174	3%	2,094
Commercial properties	—	—	418	99,437	99,855	3%	1,977
Specialized — other	—	—	—	73,133	73,133	2%	1,215
Other commercial properties	—	—	—	24,806	24,806	1%	412
Farmland	—	—	—	2,314	2,314	—%	38
Subtotal commercial non-owner occupied	—	—	17,668	397,919	415,587	12%	9,452
Commercial owner-occupied	—	—	1,555	496,502	498,057	15%	9,172
Multi-family properties	—	—	1,677	120,982	122,659	4%	2,322
Total commercial real estate secured	—	—	20,900	1,015,403	1,036,303	31%	20,946

Residential construction and land:
Residential construction	—	—	—	26,329	26,329	1%	3,628
Land	—	—	—	16,277	16,277	—%	2,243
Total residential construction and land	—	—	—	42,606	42,606	1%	5,871

Commercial construction and land	—	—	26,272	93,567	119,839	4%	12,759

Lease receivables, net of unearned discount	—	—	—	85,183	85,183	3%	511
Total commercial loans	—	—	63,749	2,927,684	2,991,433	91%	76,090

Consumer loans	4,522	—	5,790	300,803	311,115	9%	7,486
Total loans	$4,522	$—	$69,539	$3,228,487	$3,302,548	100%	$83,576

FUNDING LIABILITIES (unaudited)

(dollars in thousands)

The following table presents the distribution of the Company’s average deposit account balances for the periods indicated:

	For the Three Months Ended
	June 30, 2013		March 31, 2013		June 30, 2012
	Average Balance	Percent of Deposits	Average Balance	Percent of Deposits	Average Balance	Percent of Deposits
Noninterest-bearing deposits	$1,195,709	32.4%	$1,333,958	35.5%	$892,945	28.3%

Interest-bearing deposits:
Commercial interest checking	159,627	4.3	—	—	—	—
NOW accounts	674,375	18.3	717,410	19.1	371,188	11.8
Savings deposits	40,920	1.1	40,255	1.1	39,603	1.2
Money market accounts	768,425	20.8	746,542	19.9	702,775	22.3
Brokered money market deposits	—	—	11,942	0.3	18,386	0.6
Certificates of deposit	550,454	14.9	550,430	14.6	596,784	18.9
Brokered certificates of deposit	162,299	4.4	181,740	4.8	325,952	10.3
CDARS time deposits	127,802	3.5	162,662	4.3	174,613	5.6
Public time deposits	10,635	0.3	13,791	0.4	31,094	1.0
Total interest-bearing deposits	2,494,537	67.6	2,424,772	64.5	2,260,395	71.7

Total deposits	$3,690,246	100.0%	$3,758,730	100.0%	$3,153,340	100.0%

The following table sets forth the period end balances of total deposits as of each of the dates indicated below.

	June 30, 2013	March 31, 2013	December 31, 2012
Noninterest-bearing deposits	$1,138,839	$1,326,483	$1,179,724

Interest-bearing deposits:
Commercial interest checking	336,903	—	—
NOW accounts	537,103	819,101	573,133
Savings accounts	41,576	40,646	39,915
Money market accounts	771,382	741,818	744,791
Brokered money market deposits	—	—	27,840
Certificates of deposit	557,656	548,767	561,998
Brokered certificates of deposit	160,408	171,320	199,604
CDARS time deposits	132,552	135,630	186,187
Public time deposits	16,007	10,629	15,150
Total interest-bearing deposits	2,553,587	2,467,911	2,348,618
Total deposits	$3,692,426	$3,794,394	$3,528,342

RECONCILIATION OF U.S. GAAP FINANCIAL MEASURES (unaudited)

(dollars in thousands)

The following, as of the dates indicated, reconciles the income before income taxes to pre-tax, pre-provision operating earnings.

	For the Three Months Ended
	June 30, 2013	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012
Income before income taxes	$26,212	$28,347	$35,988	$27,647	$24,181
Add back (subtract):
Credit costs:
Provision for loan losses	700	300	1,200	900	100
Nonperforming asset expense	(1,198)	559	2,816	613	828
Credit costs subtotal	(498)	859	4,016	1,513	928
Other:
Gain on sales of investment securities	(6)	(1)	(1,488)	—	(3,020)
Early extinguishment of debt	5,380	—	63	3,670	2,987
Other subtotal	5,374	(1)	(1,425)	3,670	(33)

Pre-tax, pre-provision operating earnings	$31,088	$29,205	$38,579	$32,830	$25,076

The following, as of the dates indicated, details the components of revenue.

	For the Three Months Ended
	June 30, 2013	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012
Net interest income	$41,082	$40,683	$40,510	$37,196	$36,378
Noninterest income	46,101	39,719	51,962	47,250	31,889
Add back (subtract):
Gain on sales of investment securities	(6)	(1)	(1,488)	—	(3,020)
Revenue	$87,177	$80,401	$90,984	$84,446	$65,247

The Company’s accounting and reporting policies conform to U.S. generally accepted accounting principles (“GAAP”) and general practice within the banking industry.  Management uses certain non-GAAP financial measures to evaluate the Company’s financial performance and has provided the non-GAAP measures of pre-tax, pre-provision operating earnings and of revenue.  In the pre-tax, pre-provision operating earnings non-GAAP financial measure, the provision for loan losses, nonperforming asset expense and certain non-recurring items, such as gains and losses on investment securities, early extinguishment of debt and impairment of investment securities are excluded from the determination of operating results.  The non-GAAP measure of revenue is calculated as the sum of net interest income and noninterest income adjusted by investment securities gains and losses and impairment of investment securities.  Management believes that these measures are useful because they provide a more comparable basis for evaluating financial performance from period to period.